Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pizza Inn, Inc.
The Colony, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-56590, 33-71700, as amended by Post-Effective Amendments No. One and Two, 333-77617, and 333-76296) of Pizza Inn, Inc. of our report dated August 18, 2006, except for Note L for which the date is September 25, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K. Our report refers to the adoption of SFAS 123(R), “Share Based Payment.”
BDO Seidman, LLP
Dallas, Texas
October 9, 2006